UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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Air Products and Chemicals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 13, 2024, Air Products and Chemicals, Inc. (the “Company”) issued the following press release:

News Release

Air Products and Chemicals, Inc.

1940 Air Products Boulevard, Allentown, PA 18106-5500

www.airproducts.com

Air Products Board of Directors Issues Letter to Shareholders Highlighting Company’s Success

and Addressing Mantle Ridge’s Inaccurate Statements, Short-Sighted Campaign, and History of Value Destruction

Urges Shareholders to Vote “FOR” ONLY Air Products’ Nominees on the WHITE Proxy Card

LEHIGH VALLEY, PA – December 13, 2024 – Air Products (NYSE:APD) Board of Directors today issued a letter to shareholders containing important information for shareholders to consider in connection with its upcoming 2025 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 8:30 a.m. U.S. Eastern Time on January 23, 2025. All Air Products shareholders of record as of the close of business on November 27, 2024 will be entitled to vote at the Annual Meeting. Shareholders should visit voteairproducts.com for additional information on voting.

Key takeaways from the letter are below and the full letter is embedded within this release:

•

Air Products’ core industrial gas business continues to drive the Company’s industry-leading adjusted EBITDA margin. Air Products has built leading positions in atmospheric gases serving global customers across multiple industries and is the world’s leading supplier of hydrogen. Air Products’ onsite business is governed by take-or-pay contracts with minimum volume commitments, price escalation provisions, and cost-pass-through mechanisms, allowing the Company to grow at GDP-plus rates, with an industry-leading adjusted EBITDA margin of more than 40% and strong and contracted cash flows. We continue to focus on investing in and growing our core industrial gas business; in fact, more than half of our total capital investment in the last four years has been in our core industrial gas business, and this will also be the case in 2025.

•

Air Products has 80+ years of relevant industrial gas and 65+ years of hydrogen experience and is positioned to be the global leader in clean hydrogen. Clean hydrogen is a natural extension of Air Products’ core business, which was started in 1940. Air Products has grown to become the most profitable industrial gas business in the world based on adjusted EBITDA margin. Air Products is applying this same successful first-mover strategy to the clean hydrogen market, which is expected to be worth more than $600 billion by 2030, and exceed $1 trillion by 2050[1]. Air Products’ clean hydrogen projects are expected to deliver returns at or above our core industrial gas return levels, producing significant additional value to our shareholders.

•

Air Products is executing a prudent capital allocation strategy while derisking its clean hydrogen business. Air Products has delivered 42 consecutive years of dividend increases, with approximately $1.6 billion of dividend payments in fiscal year 2024, and a dividend per share CAGR of 9% over the last decade. The Company is not making any final investment decisions on new low-carbon projects until the current low-carbon facilities under construction are at least 75% loaded with contracts, and unless the new projects are contracted with an anchor off-take customer, consistent with our traditional onsite business.

[1]	Source: Deloitte 2023 Global Green Hydrogen Outlook

•

Mantle Ridge’s history of value destruction, contradictory and disorganized actions, and pursuit of company control without any serious plan did not provide any basis for engagement and should concern every Air Products shareholder.

•	Mantle Ridge has no concrete long-term plan or ideas beyond what Air Products is already executing or has already delivered.

•	Mantle Ridge has never run an activist campaign or made a CEO change that has driven outperformance.

•

Since its initial proposal to nominate a full slate of directors, Mantle Ridge has subsequently backtracked and reduced the number of its Board nominees it plans to run at Air Products’ 2025 Annual Meeting.

•

Mantle Ridge continues to seek control of Air Products by targeting leadership of the Board and management, including Mr. Ghasemi and Mr. Monser, two leaders integral to the success of the Company’s strategy.

•

Mantle Ridge’s proposed CEO candidate, Eduardo Menezes, has never served as a public company CEO or board director, and has not been active as an executive for almost four years. Mr. Menezes was also passed over for an “able alternative” as CEO of Linde. Further, Mr. Menezes has had no known employment experience following his retirement from Linde in 2021.

•	Mantle Ridge’s proposed Executive Chairman candidate, Dennis Reilley, has not served in an operating role in over 17 years or on a board of directors in over five years.

•

Mantle Ridge’s nomination of non-independent candidates stands in stark contrast to its own stated intentions and electing any of Mantle Ridge’s nominees would halt our significant progress. Despite Mantle Ridge’s claims that its director nominees are independent, Mantle Ridge’s nominees have longstanding relationships and conflicted ties to each other and Paul Hilal, Mantle Ridge’s Founder, calling into question why they were selected for the nomination. The Air Products Board believes it would be highly disruptive to the successful execution of its strategy to elect any of Mantle Ridge’s nominees and unanimously determined they would not bring any additive skills to the Board that are not already present in Air Products’ proposed refreshed slate.

The full text of the letter to shareholders follows:

VOTE “FOR” ONLY AIR PRODUCTS’ HIGHLY QUALIFIED DIRECTOR NOMINEES

ON THE WHITE PROXY CARD.

DO NOT LET MANTLE RIDGE JEOPARDIZE OUR ABILITY TO DELIVER

SUPERIOR LONG-TERM SHAREHOLDER VALUE.

December 13, 2024

Dear Fellow Shareholder,

At our upcoming 2025 Annual Meeting, scheduled for January 23, 2025, you have a critical decision to make to protect the value of your investment in Air Products. Activist firm Mantle Ridge’s last-minute maneuver to drastically reduce its slate of nominees from nine to four, after Air Products had already filed its definitive proxy solicitation materials, underscores its flawed campaign that threatens to impede the significant progress we have made in advancing our two-pillar growth strategy. Our strategy, which focuses on growing our core industrial gas business and capitalizing on our first-mover advantage in the clean hydrogen market, is producing results and positions Air Products to drive significant long-term value creation. Mantle Ridge’s criticism, on the other hand, ignores basic facts and is rife with inaccuracies and mischaracterizations. The contrast between Mantle Ridge’s short-term, opportunistic and poorly developed stance and our proven and successful approach to our business could not be more stark.

While the Air Products Board and management team are working judiciously to execute the Company’s well-articulated and sound strategy, Mantle Ridge continues to run its disruptive and misguided campaign without any concrete long-term plan or ideas beyond what Air Products is already executing or has already delivered. Holding only 1.8% of Air Products’ common stock, Mantle Ridge has stated that it seeks to replace Air Products’ leadership, including Chairman and CEO, Seifi Ghasemi, and Lead Director, Ed Monser, and implement a wholesale turnover of the management team as soon as possible. This is despite Air Products having engaged in continuous Board refreshment and being on track to deliver on its carefully planned CEO succession process, which the Company has clearly and repeatedly outlined. Simply put, Mantle Ridge’s brazen and opportunistic bid to take charge of Air Products has proven that it lacks a fundamental understanding of the benefits of our strategy and disregards our value-creating approach to capital allocation.

Air Products shareholders must not allow Mantle Ridge to halt the significant progress we have made in positioning the Company to deliver superior long-term shareholder value.

OUR STRONG CORE INDUSTRIAL GAS BUSINESS

CONTINUES TO DRIVE OUR INDUSTRY-LEADING ADJUSTED EBITDA MARGIN.

Air Products has leading positions in atmospheric gases and is the world’s leading supplier of hydrogen. We deliver proven reliability, significant efficiency and productivity benefits for our global customers across multiple industries. Underscoring our commitment, more than half of our total capital investment in the last four years has been in our core industrial gas business, and this will also be the case in 2025. Our onsite business is governed by take-or-pay contracts with minimum volume commitments that often run up to 20 years and contain price escalation provisions and cost-pass-through mechanisms. This has allowed Air Products to grow at GDP-plus rates, with an industry-leading adjusted EBITDA margin of more than 40% and strong and contracted cash flows. We are expanding the core industrial gas business in secular growth verticals, including electronics, industrial manufacturing, medical and food. For example, our leading position in serving global electronics providers enables us to capitalize on tailwinds such as the artificial intelligence-driven demand for a variety of end markets, including data centers.

LEVERAGING 80+ YEARS OF EXPERIENCE, AIR PRODUCTS IS POSITIONED TO BE

THE GLOBAL LEADER IN CLEAN HYDROGEN.

Clean hydrogen is a natural extension of Air Products’ core business, which was started in 1940. With this strong foundation, Air Products has grown to become the most profitable industrial gas business in the world based on adjusted EBITDA margin. In the 1980s and 1990s, as refineries faced increasingly strict emissions regulations, Air Products acted quickly to build high-efficiency hydrogen plants, set up distribution infrastructure and form key relationships, positioning the Company as the hydrogen supplier of choice to refineries and multiple other end markets. Now, amid another global push to decarbonize, Air Products is applying this same successful first-mover strategy to the clean hydrogen market. We are building the world’s largest green hydrogen-based ammonia production facility in NEOM and signed a pioneering supply agreement earlier this year with TotalEnergies. Negotiations are ongoing for additional offtake agreements which would exceed the expected initial production – proving that our foresight and investments have established Air Products as the supplier of choice in the growing market for clean hydrogen. This market is expected to be worth more than $600 billion by 2030 and exceed $1 trillion by 20501. Capturing even a small portion of that market opportunity means that Air Products will be well positioned to deliver significant growth and shareholder value. Our clean hydrogen projects are expected to deliver returns at or above our core industrial gas return levels, producing significant additional value for our shareholders.

AIR PRODUCTS CONTINUES TO EXECUTE A PRUDENT CAPITAL ALLOCATION STRATEGY WHILE DE-RISKING

OUR CLEAN HYDROGEN BUSINESS AND DELIVERING STEADILY INCREASING DIVIDENDS TO

SHAREHOLDERS.

Under the visionary and prudent leadership of Mr. Ghasemi, Air Products has continued to invest in growth while returning record amounts of capital to our shareholders. We have delivered 42 consecutive years of dividend increases, with approximately $1.6 billion of dividend payments in fiscal year 2024. Our dividend per share has grown at a 9% CAGR over the last decade. We remain committed to prudent capital management and de-risking our projects and will not make any final investment decisions on new low-carbon projects until our current low-carbon projects under construction are at least 75% loaded with contracts, and unless the new projects are able to contract with an anchor off-take customer, consistent with our traditional onsite business model. Our strong track record in large project execution, be it in core industrial gases or clean hydrogen, demonstrates our ability to deliver reliably on our investments. We have made close to $5 billion in investments in large projects in the last seven years, including the Lu’an gasification project, the Uzbekistan gas-to-liquids facility, and the Jazan gasification-of-syngas complex, with overall returns across these projects exceeding our target.

[1]	Source: Deloitte 2023 Global Green Hydrogen Outlook

As our capital expenditure moderates, we expect to increase our return of capital to shareholders, including through dividend increases, share repurchases or other means.

MANTLE RIDGE’S TRACK RECORD OF UNDERPERFORMANCE

SHOULD CONCERN EVERY AIR PRODUCTS SHAREHOLDER.

As you consider your vote at the upcoming 2025 Annual Meeting, you should take stock of Mantle Ridge’s previous campaigns and history of value destruction. Since Mr. Hilal started his own activist hedge fund, Mantle Ridge, in 2017, he has deployed a similar value-destructive playbook in three successive campaigns. In fact, since its founding, Mantle Ridge has never run an activist campaign or made a CEO change that has driven outperformance. Why should shareholders trust Mr. Hilal’s judgement on the leadership and direction of Air Products given his track record? Consider the following:

•	CSX

•	Mantle Ridge placed a CEO candidate at CSX Corporation who was reported to be unwell and passed away within months of his appointment.

•	CSX shareholders funded the CEO’s obligation to reimburse Mantle Ridge for compensation and benefits, totaling $84 million.

•	Mantle Ridge has sold almost its entire position in CSX, even as Mr. Hilal remains on the Board.

•

Under Mr. Hilal’s board oversight, CSX appears to have been plagued by poor governance and weak financial controls. CSX said in October 2024 it had received a subpoena from the Securities and Exchange Commission over an accounting restatement, as well as information requests about some of the company’s performance metrics.

•	Since Mantle Ridge’s settlement with CSX, CSX’s total shareholder return (TSR) vs. the S&P 500 is -68%[2].

•	Dollar Tree

•	At Dollar Tree, Mantle Ridge gained control of the Board through a settlement and appointed its handpicked executive as the new CEO.

•

In less than two years, the CEO and CFO resigned, and the total shareholder return plummeted by approximately -55% through the announcement of the CEO’s resignation, while the S&P 500 increased over 42% during the same period.[3]

•	Since Mantle Ridge’s settlement with Dollar Tree, Dollar Tree’s TSR vs. the S&P 500 is -104%[4].

•	Aramark

•	After Mantle Ridge announced a stake in Aramark, the company announced its CEO would resign.

•	Mantle Ridge then settled with the company to appoint directors, including Mr. Hilal as Vice Chair, and a new CEO.

•	Mr. Hilal has since stepped down from the Board.

[2]	TSR reflects dividend-adjusted total return percentage as of 12/11/2024
[3]	TSR reflects dividend-adjusted total return percentage from settlement with Mantle Ridge on March 8, 2022, through the announcement of the CEO’s resignation on November 4, 2024
[4]	TSR reflects dividend-adjusted total return percentage as of 12/11/2024

•	Since Mantle Ridge’s settlement with Aramark and concurrent appointment of Mr. Hilal to the Aramark Board, Aramark’s TSR vs. the S&P 500 is -88%[5].

MANTLE RIDGE’S CONTRADICTORY AND DISORGANIZED ACTIONS HAVE DEMONSTRATED A LACK OF ANY

SERIOUS PLAN OR BASIS FOR ENGAGEMENT.

The Board regularly engages with shareholders to solicit their views and perspectives. An ad hoc group of independent directors of the Board (Ms. Calaway and Messrs. Monser, Paull and Smith) met in-person with Mantle Ridge at its request for nearly four hours, less than a week after we first learned of their investment. At this meeting, Mantle Ridge came ill-prepared with no formal presentation and focused the discussion on taking control of the Board, and on replacing our leadership team, including Mr. Ghasemi, as soon as possible. Specifically, Mantle Ridge proposed replacing Mr. Ghasemi with Dennis Reilley for several months while the Board searched for a permanent CEO, despite Mr. Reilley not having served in an operating role in over 17 years or on a board of directors in over five years.

When the ad hoc committee questioned the choice of Mr. Reilley, given his lack of recent operating and board experience, as well as the instability that could occur with appointing an interim CEO for just a few months, instead of the Board completing its previously announced CEO succession process, Mantle Ridge changed course and sent a letter to the Board, several days later, proposing that the Board consider a CEO candidate, supported by a more “seasoned” executive chairman.

Several days later, it was leaked to the media that Mantle Ridge’s CEO candidate would be Eduardo Menezes, who has never served as a public company CEO or on the board of directors of a public company, and has not been active as an executive for almost four years, with Mr. Reilley serving as their proposed Executive Chairman. Despite Mantle Ridge’s claim that Mr. Menezes was excluded from Air Products’ CEO succession process, our Board evaluated his candidacy thoroughly and deemed him inadequate. For reasons Mantle Ridge has not provided to Air Products’ Board or shareholders, it has excluded Mr. Menezes from its director candidate slate. One would have to question why Mantle Ridge did not include its envisioned CEO as part of its Board nominees, given the critical function the role serves for any well-functioning company board.

Mr. Menezes’ past level of seniority did not satisfy our Board’s publicly stated criteria for its own CEO succession search process of requiring prior experience as a “public company CEO.” Mantle Ridge even admits in its December 10, 2024 letter to Air Products’ shareholders that Mr. Menezes was passed over for an “able alternative” as CEO of Linde. Further, Mr. Menezes has had no known employment experience following his retirement from Linde in 2021.

As Mantle Ridge acknowledges in its letter to Air Products’ shareholders, Linde decided not to trust Mr. Menezes with the pivotal role of CEO, and Air Products’ Board, following careful deliberation, sees no reason to reach a different conclusion when it comes to your Company.

[5]	TSR reflects dividend-adjusted total return percentage as of 12/11/2024

Air Products’ Board concluded that Mantle Ridge’s disorganized, unprepared and unconstructive approach to discussions with the Board, along with Mantle Ridge’s choice of successors to Mr. Ghasemi indicated that further engagement with Mantle Ridge would be fruitless, and that the best course of action was to let shareholders hear the facts and then decide the direction of Air Products.

DESPITE REDUCING ITS SLATE, MANTLE RIDGE IS STILL SEEKING EFFECTIVE CONTROL OF AIR PRODUCTS,

WITHOUT DETAILING SPECIFIC PLANS TO PROTECT LONG-TERM SHAREHOLDER VALUE.

Since its initial proposal to nominate a full slate of directors, Mantle Ridge has subsequently backtracked and reduced the number of its Board nominees it plans to run at Air Products’ 2025 Annual Meeting. Nonetheless, Mantle Ridge continues to seek control of our Company by targeting the leadership of our Board and management, including Mr. Ghasemi and Mr. Monser, two leaders integral to the success of our strategy, despite Mr. Hilal supporting their initial appointments at Air Products and, just weeks ago, expressing deep admiration for both of them in private conversations with the Board, and in written statements. These actions reinforce the obvious discrepancy between what Mantle Ridge says and what they do – a deeply concerning proposition for all Air Products shareholders. Consider the following:

•

In its letter to the Air Products Board dated October 4, 2024, Mantle Ridge wrote, “We are so grateful for and proud of our history with the Company and with Seifi. We have admired with greatest satisfaction the Company’s many important achievements under Seifi’s leadership, and under the stewardship of the Board. We have a deep admiration and personal regard and affection for Seifi.”[6]

•

A week later, in a letter to the Air Products Board dated October 11, 2024, Mantle Ridge wrote, “Ed Monser [is] the kind of truly independent, high-integrity, and shareholder-oriented director nominee[ ] that we think can best serve shareholders.”[7]

•

In the same letter, Mantle Ridge expressed support for the Company’s previously announced succession plan, writing, “We support the Company’s articulated intention to install a successor to Seifi Ghasemi as CEO,” and then further stating, “Like each of you, we have a truly profound admiration, gratitude, and affection for Seifi. We are confident that change can be effected in a way that ensures Seifi’s legacy is duly protected, preserved, and celebrated. This is a priority for us, just as it is for the Board.”[8]

•

Mantle Ridge is now recommending to shareholders that they not support the election of Messrs. Ghasemi and Monser, despite having sung their praises as recently as several weeks ago. Mantle Ridge’s recent actions confirm its true intentions to hastily overhaul Air Products’ management team without regard for the stability of the business and a smooth succession process. Mantle Ridge is even calling on shareholders to consider “whether to terminate the current CEO as soon as possible” and “whether they prefer a clean start for a new CEO, without the presence of Mr. Ghasemi on the Board or involvement with the Company in any capacity.”[9]

Mantle Ridge’s incoherent pivot from praising Air Products’ leaders to calling for their removal within the space of a few weeks underscores its lack of credibility and absence of any real plan to create shareholder value.

[6]	Permission to use quote was neither sought nor obtained.
[7]	Permission to use quote was neither sought nor obtained.
[8]	Permission to use quote was neither sought nor obtained.
[9]	Mantle Ridge Proxy Filings

MANTLE RIDGE’S NOMINATION OF NON-INDEPENDENT CANDIDATES STANDS IN STARK CONTRAST

TO ITS OWN STATED INTENTIONS.

We believe Mantle Ridge’s four nominees may have been selected not because their experience is superior to or more relevant than our existing nominees, but instead based on potential loyalty to Mr. Hilal and his viewpoints due to pre-existing relationships or their willingness to support activist investors in the past. Mr. Reilley has a longstanding relationship with Mr. Hilal, including serving as a two-time Mantle Ridge candidate in proxy contests at CSX Corporation and Dollar Tree. Mr. Reilley has also entered into a consulting agreement with Mantle Ridge, advising on industry matters. Mr. Evans and Ms. McKibben have both served as nominees for other activist investors, including Carl Icahn and The Clinton Group, respectively.

This information is in stark contrast to the letter Mr. Hilal delivered to the Air Products Board on October 17, 2024, where he wrote, “Our approach to board reconstitution is well understood and well documented. We discussed it with the committee with which we met. We nominate one Mantle Ridge representative, plus other nominees who are independent of us.” 10 It is also contrary to the best-fit-for-purpose approach that Air Products has applied to the recruitment and candidacy of its Board Directors.

Mantle Ridge’s continued retraction of its original positions sheds new light on its lack of credibility and should concern all shareholders.

It is crystal clear to us that the short-term interests of Mantle Ridge’s activist Board nominees would be detrimental to the long-term interests of Air Products’ shareholders.

ELECTING ANY OF MANTLE RIDGE’S NOMINEES WOULD HALT OUR SIGNIFICANT PROGRESS.

The Air Products Board believes it would be highly disruptive to the successful execution of our strategy to elect any of the now remaining four members of Mantle Ridge’s slate. The Board, with the support of leadership and its advisors, considered Mantle Ridge’s nominees and unanimously determined that they would not bring any additive skills to the Company’s Board that are not already present in Air Products’ proposed refreshed slate. Further, they would serve to impair the Company’s thoughtful, long-term growth strategy and succession planning currently being executed by the Board and management team, which would result in significant shareholder value destruction. Mantle Ridge ignores the substantial Board refreshment that Air Products continuously undertakes, with four Directors having joined our Board in the last five years. With the support of Air Products’ shareholders for all our nominees at the 2025 Annual Meeting, six out of nine Directors will have joined our Board in the last five years.

For the reasons outlined above, and in our prior communications, we strongly recommend that you vote your shares on the Company’s WHITE proxy card “FOR” ONLY Air Products’ full slate of well-rounded director nominees:

•	Tonit M. Calaway, Independent – Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of BorgWarner Inc.

•	Charles ”Casey” Cogut, Independent – Retired Partner, Simpson Thacher & Bartlett LLP

[10]	Mantle Ridge Proxy Filings

•	Lisa A. Davis, Independent – Former Member of the Managing Board and CEO of Gas and Power for Siemens AG

•	Seifollah “Seifi” Ghasemi, Chairman, President, and CEO

•	Jessica Trocchi Graziano, Independent – Senior Vice President and Chief Financial Officer of United States Steel Corporation

•	Edward L. Monser, Independent, Lead Director – Retired President and Chief Operating Officer of Emerson Electric Co.

•	Bhavesh V. Patel, Independent, New Nominee – Former President of Standard Industries

•	Wayne T. Smith, Independent – Retired Chairman and Chief Executive Officer of BASF Corporation

•	Alfred Stern, Independent, New Nominee – Chief Executive Officer and Chairman of the Executive Board of OMV Aktiengesellschaft

The Board strongly believes that it is NOT in the best interests of its shareholders to support Mantle Ridge’s nominees. We strongly recommend that you vote your shares “FOR” ONLY Air Products’ full slate of director nominees on the WHITE proxy card. Please discard any blue proxy card you may receive from Mantle Ridge.

Thank you for your continued support.

Sincerely,

The Air Products Board of Directors

For more information regarding our Board nominees and strategy, please visit: www.voteairproducts.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to virtually attend the 2025 Annual Meeting, please take a few minutes now to vote by Internet or by telephone by following the instructions on the WHITE proxy card, or to sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. Regardless of the number of Company shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ONLY AIR PRODUCTS’ NINE

NOMINEES AND PROPOSALS ON THE ENCLOSED WHITE PROXY CARD.

If you have any questions or require any assistance with voting your shares,

please call the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders: 1 (877) 750-0537 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other countries)

About Air Products

Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world’s largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2024 sales of $12.1 billion from operations in approximately 50 countries and has a current market capitalization of over $65 billion. Approximately 23,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what’s possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

Non-GAAP Financial Measures

This communication contains certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). We have posted to our website, in the relevant Earnings Release section, reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate our business because such measures, when viewed together with our GAAP disclosures, provide a more complete understanding of the factors and trends affecting our business. The non-GAAP financial measures supplement our GAAP disclosures and are not meant to be considered in isolation or as a substitute for the most directly comparable measures prepared in accordance with GAAP. These measures may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This communication contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s expectations and assumptions as of the date of this communication and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including the risk factors described in our Annual Report on Form 10-K for the fiscal year ended

September 30, 2024 and other factors disclosed in our filings with the Securities and Exchange Commission. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

#   #   #

Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com

Investor Inquiries:

Eric Guter, tel: (610) 481-1872; email: guterej@airproducts.com

Mun Shieh, tel: (610) 481-2951; shiehmh@airproducts.com

Also on December 13, 2024, the Company uploaded the following note to its employees to its intranet site:

Also on December 13, 2024, the Company made the following posts on its social media platforms:

Air Products
472,268 followers
3m •

Air Products Board of Directors today issued a letter to shareholders containing important information for shareholders to consider in connection with its upcoming 2025 Annual Meeting of Shareholders, which will be held on January 23, 2025 at 8:30 a.m. USET. All Air Products shareholders of record as of the close of business on November 27, 2024 will be entitled to vote at the Annual Meeting. For more info, shareholders should visit https://bmw.ch/21wPolx.

Read the news release: https://bmw.ch/21wPoly

2

3

Also on December 13, 2024, the Company posted the following material on its website, https://www.voteairproducts.com/:

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SHAREHOLDER LETTER Dec 13 2024

Air Products' Board of Directors Issues Second Open Letter to Shareholders

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PRESS RELEASE Dec 13 2024

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SEC FILING Dec 10 2024

Additional Proxy Soliciting Materials - Definitive

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Shareholder Letters

SHAREHOLDER LETTER Dec 13 2024

Air Products' Board of Directors Issues Second Open Letter to Shareholders

READ SHAREHOLDER LETTER

SHAREHOLDER LETTER Dec 6 2024

Supplement to the Definitive Proxy Statement

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SHAREHOLDER LETTER Dec 4 2024

Air Products' Board of Directors Issues Open Letter to Shareholders

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SEC FILING Dec 10 2024

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Additional Proxy Soliciting Materials - Definitive

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3

Also on December 13, 2024, the Company posted the following material on its website, https://www.airproducts.com/:

FEATURED NEWS

13 DECEMBER 2024

04 DECEMBER 2024

Air Products Highlights Successful Track Record of Delivering Significant Shareholder Value Through Disciplined Execution of Two-Pillar Growth Strategy

19 NOVEMBER 2024

Air Products Issues Statement

18 NOVEMBER 2024

Air Products Announces Two New Independent Director Candidates as Part of Ongoing Board Refreshment

RECENT NEWS

13 DECEMBER 2024

04 DECEMBER 2024

Air Products Highlights Successful Track Record of Delivering Significant Shareholder Value Through Disciplined Execution of Two-Pillar Growth Strategy

26 NOVEMBER 2024

Air Products' Chairman, President and CEO Seifi Ghasemi to Speak at Goldman Sachs Industrials & Materials Conference on December 5

Quarterly
Dividend

21 NOVEMBER 2024

Air Products Declares Quarterly Dividend

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13 DECEMBER 2024

[1]Source: Deloitte 2023 Global Green Hydrogen Outlook

[2]Source: Deloitte 2023 Global Green Hydrogen Outlook

[10]Mantle Ridge Proxy Filings

[11]Mantle Ridge Proxy Filings

Vote only "FOR" Air Products' Director Nominees on the White Proxy Card today!

Your vote at Air Products' upcoming 2025 Annual Meeting of Shareholders on January 23, 2025 is critical and more important than ever this year.

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